News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES COMPLETION OF OFFER TO EXCHANGE ITS PRIVATELY-PLACED 5.375% SENIOR NOTES DUE 2022 WITH
REGISTERED 5.375% SENIOR NOTES DUE 2022

Long Beach, California (September 16, 2016) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it has completed its previously announced offer to exchange up to $700 million aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Original Notes”) and the note guarantees associated therewith issued on November 10, 2015, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with up to an equal aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the note guarantees associated therewith registered under the Securities Act.

The exchange offer expired at 5:00 p.m., New York City time, on September 15, 2016 (the “Expiration Date”). As of the Expiration Date, $700 million aggregate principal amount, or 100%, of the Original Notes and the note guarantees associated therewith were validly tendered for exchange, and not validly withdrawn, and accepted for exchange. The Company did not receive any proceeds from the exchange offer.

The exchange offer was made pursuant to a registration rights agreement entered into by the Company when it initially issued the Original Notes on November 10, 2015. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are not subject to the transfer restrictions, and do not contain the additional interest provisions, applicable to the Original Notes.

This press release does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities. The exchange offer was made only by means of the written exchange offer prospectus and the related letter of transmittal.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 4.3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.
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